                                                                    Exhibit 10.1

                                 PURCHASE ORDER

To:               Phoenix Multimedia, Inc.
From:             Global e Tutor, Inc.
Re:               Purchase Order Authorizing Phase One
Date:             August 31, 2000

This purchase order is being issued to purchase the services outlined in "The Proposal for Global e Tutor" dated August 23, 2000, (a copy of which is attached hereto and by reference made a part hereof) (and which includes Amendments 1 and
2).

In addition, Global e Tutor, adds and/or amends the Proposal with the following language and makes it an integral part thereof:

          1.  Under the heading "Hosting", we add the following language:

              "The initial hosting rate will be $139.00 per month, and this rate will increase as the number of users increase. The cost of hosting will be reviewed and more clearly defined in Phase 2 of the GET and Phoenix relationship."

          2.  Under the heading "Payment Plan", we add the following language:

              "The remaining balance of $66,000 will be paid in 4 equal monthly installments of $16,500 each beginning September 8, 2000."

          3. The language under the heading "Payment Plan" that states "Remaining balance of $66,000 due Sept. 8, 2000." will be deleted from the Proposal.

Global e Tutor will wire the first installment of $66,000.00 to Phoenix Multimedia's bank upon Phoenix's acceptance of this Purchase Order.

Agreed to by:

Global e Tutor, Inc.                         Phoenix Multimedia, Inc.



/s/ Jerry Barton                              /s/ Wm. Cole Smit
---------------------------                  --------------------------
Jerry Barton, President/CEO                  Cole Smith, President/CEO
Date: August 31, 2000                        Date: September 1, 2000

                                   Proposal
                                      For

                                  Global eTutor

                                 August 23, 2000

                             [GRAPHIC OMITTED](TM)

                            Phoenix Multimedia, Inc.
                               689 Discovery Drive
                              Huntsville, AL. 35806

                                   Support:

       Mark Brown, Senior Director of Marketing (256) 464-6600 ext. 115

                                                           [GRAPHIC OMITTED](TM)


                               [GRAPHIC OMITTED]

                      .        Acknowledgment

[GRAPHIC OMITTED]              [GRAPHIC OMITTED

                      .        Program
                      .        Specs
                      .        Visual Theme
                      .        Functionality

[GRAPHIC OMITTED]              [GRAPHIC OMITTED]

                      .        Schedule
                      .        Costs
                      .        Hosting
                      .        Deliverables
                      .        Payment Plan
                      .        Ownership


[GRAPHIC OMITTED]              [GRAPHIC OMITTED]

                      .        Client Responsibilities
                      .        Communicating Change
                      .        Project Baseline

[GRAPHIC OMITTED]              [GRAPHIC OMITTED]

                      .        Communicating Change
                      .        Project Baseline

[GRAPHIC OMITTED]              [GRAPHIC OMITTED]

                      .        Who We Are
                      .        What We Do
                      .        How We Work
                      .        Commitment to Quality
                      .        Conclusion

Global e Tutor
Web Site-- Phase One
                                 [GRAPHIC OMITTED]

                                 Phoenix Multimedia is pleased to deliver the following proposal, for production of Phase One of the Global eTutor Web Site. As this entire web site is expected to reach into the multimillion dollar level, we have opted to take a phased approach in order to satisfy the immediate needs of Global eTutor and position the company best for future developments. If you have any questions or would like to modify proposal components, please contact Mark Brown
                                 (256) 464-6600 ext. 115.

                                 [GRAPHIC OMITTED]

PROGRAM The website will contain a custom Look & Feel, specially designed for Global eTutor, a splash intro animation developed in Flash, and site structure and functionality as outlined in the attached hierarchy.

SPECS Browser-based solution designed will be optimized for use in Internet Explorer 5.0+. Flash display requires the user to have the Flash player on their computer, which ships with many browsers in use today, including Internet Explorer 5.0+. Tutorials require download of the Streammaker player, a small download.

VISUAL THEME                     Graphics from which to base the Look & Feel
                                 will be delivered by Global eTutor and enhanced by Phoenix Multimedia for delivery on the Internet in an entertaining, professional, family-friendly interface.

                                 The initial site page will be positioned as a splash screen, where the user will be able to view a high-impact Flash Intro or skip into the site main introductory page directly. Each tree in the hierarchy will have a slightly different, yet complementary Look, toned for its target audience and contents.

                                 Each of the six trees in the hierarchy will have its own Flash commercial, approximately 10-20 seconds in length. In addition, ten 5-10 second Flash animated


[GRAPHIC](TM)
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

Global e Tutor
Web Site-- Phase One

                                 design components will be made for portal areas, such as: music, games, TV/movies, sports, clubs, etc.

FUNCTIONALITY                    Site structure and navigational functionality
                                 will be developed according to the accompanying hierarchy. The site will be designed with an intuitive easy to use interface. A site map will also be provided, as a means for users to quickly jump to various public areas within the web site.

                                 User registration will be required to
                                 enter portal areas. Users will be asked to enter a username and email address. This information will then be stored in a database designed for Global eTutor. Global eTutor will be able to view their customer usernames and email addresses via a browser-based administrative interface.

                                 Once logged in to one portal area, users who visit an additional portal area will be automatically recognized so that they do not have to log in again.

                                 Under the contact us area in the corporate section, email links to each Global eTutor department will be featured. Also, a JavaScript e-mail form will be included so that visitors will be able to use a pulldown menu to select a recipient at Global eTutor, compose their message, and hit 'Send Message' to contact Global eTutor.

                                 [GRAPHIC OMITTED]

SCHEDULE Phoenix Multimedia, Inc. will deliver Phase One on or before October 2, 2000, dependant on timely delivery of assets (text in electronic format, graphics from which to base look & feel, and timely milestone sign-off approvals.) A timeline is attached to this document.

COSTS                            Project Management
                                 Graphics
                                 Animation
                                 Internet Creative Programming

[GRAPHIC](TM)
--------------------------------------------------------------------------------

Global e Tutor
Web Site-- Phase One


                                 Internet Technical Programming
                                 Back-end Database Programming
                                 Testing
                                 ----------------------------------
                                 Total:               $132,000

HOSTING Phoenix Multimedia will host the Global eTutor web site at a TBD rate, not included in this proposal.

PAYMENT PLAN                     $66,000 due at contract signing, prior to work
                                 performed. Payment to be made by certified check or money order payable to the order of:

                                 Phoenix Multimedia, Inc.

                                 689 Discovery Drive

                                 Huntsville , AL. 35806

                                 Remaining balance of $66,000 due Sept. 8, 2000.

OWNERSHIP                        Global eTutor will own the use of code
                                 generated for Phase One of the Global eTutor web site. This ownership is non-transferable and code cannot be transferred or replicated without prior written approval from Phoenix
                                 Multimedia. Phoenix Multimedia retains the right to demonstrate any sections of the completed program as part of on-going marketing efforts.

                                 [GRAPHIC OMITTED]

CLIENT                           Timely delivery of assets in electronic format,
RESPONSIBILITIES                 meetings, and sign-off approvals according to
                                 attached timeline.

                                 Designated single point of contact, POC, with sign-off authority.

                                 [GRAPHIC OMITTED]

COMMUNICATING                    To assess a change, Phoenix's POC, and Global
CHANGE                           eTutor's POC, will discuss the new change
                                 needed, noting the details of the change, reasons for the change, and effects the change will have on the

[GRAPHIC](TM)
-------------------------------------------------------------------------------

Global e Tutor
Web Site-- Phase One


                                 project. Phoenix Multimedia, Inc will then evaluate the effects of the change on the program design and on the approved schedule and budget.

                                 After reviewing these effects, if there is agreement to implement a change, Phoenix Multimedia, Inc will prepare a Change Authorization form for approval by Global eTutor. The form details costs that may be incurred when the change is made.

                                 If a change cannot be accommodated, Phoenix
                                 Multimedia, Inc.'s POC will explain the reasons to Global eTutor and suggest alternative ideas wherever possible.

PROJECT BASELINE                 When assessing changes in the scope of
                                 work, Phoenix Multimedia, Inc. also project deliverables as a baseline reference. The effects of a change will always be measured with respect to work already completed.

                                 [GRAPHIC OMITTED]

GENERAL                          Who We Are
CORPORATE                        Phoenix Multimedia, Inc. provides a full
                                 schedule of services for custom design
                                 and development of training and performance improvement applications, and web-based infotainment and multimedia software products.

                                 We have developed applications in all the traditional and multimedia formats. Our production processes are built on a foundation of research in media and computer technologies. Our client list includes major corporations, government, educational institutions, television stations, and libraries.

                                 We have earned a reputation for creativity and design excellence. Our staff consists of recognized and experienced professionals who place the highest priority on quality. Our concern for the satisfaction of


[GRAPHIC](TM)
-------------------------------------------------------------------------------

Global e Tutor
Web Site-- Phase One


                                 our customers is paramount in our business philosophy.

                                 Our location provides us with a unique ability to travel to any location in the world with ease, through Huntsville International Airport.

                                 What We Do
                                 The professional staff at Phoenix Multimedia, Inc. performs analysis, design, development, production, engineering, and programming services. We are not restricted by a technical specialization. Instead, our applications are based on delivery platforms that conform best with client requirements. We employ instructional designers, writers, graphic artists, software engineers, programmers, and video production specialists.

                                 Our programmers have expert command of a wide variety of hardware and software, including every major authoring system for computer-based training on CD-ROM and Internet /Intranets.

                                 Our graphics staff is comprised of talented artists with experience in computer technology, quality graphics, and animation techniques. They provide support for productions on the Internet, Intranets, video, audio, and print.

                                 We can deliver complete applications or
                                 provide individual services to augment the in-house abilities of our clients.

                                 How We Work
                                 Phoenix Multimedia, Inc. is committed to close co-operation with clients throughout our work processes. We have developed precise methods to control every aspect of our activity and we review status frequently to

[GRAPHIC](TM)
--------------------------------------------------------------------------------

Global e Tutor
Web Site-- Phase One

                                 make sure we are on target. Coupled with formal reviews by project phase, these methods ensure that our applications are delivered on time and on budget.

                                 Commitment to Quality
                                 Phoenix Multimedia, Inc. facilities, equipment, and organizational structure contributes to our winning track record of successful accomplishment of client's goals -- with maximum cost-efficiency. The functional design and development process Phoenix Multimedia will employ to produce this product will include control points for review of work-in-progress. We will make every effort to eliminate errors from deliverables before shipment. Likewise, detailed documentation of our work-in-progress and project management reports will help anticipate problems before they occur. Our clients, therefore, effectively control content integrity and costs, and meet their deadlines, while maintaining overall product quality.

CONCLUSION                       Phoenix Multimedia, Inc. looks forward to
                                 developing a Phase One of the Global eTutor website, and subsequent projects.

                                 If you have any questions about the information contained in this document, please telephone Mark Brown at (256) 464-6600 ext. 115.

Development Schedule

Development Schedule 08/23/2000

=====================================================================================================================
Activity                                                                                                  Finish
                                                                                            Start Date    Date
=====================================================================================================================
=====================================================================================================================
Kick-off Meeting                                                                            8/16/00       8/16/00
=====================================================================================================================
Hierarchy Review & Sign-Off Approval*                                                       8/18/00       8/25/00
=====================================================================================================================
Delivery of all graphics by GET (includes obtaining necessary use permissions)*             8/28/00       8/28/00
=====================================================================================================================
Delivery of all text by GET (includes obtaining any necessary use permissions)*             9/4/00        9/4/00
=====================================================================================================================
Look & Feel Review                                                                          9/11/00       9/11/00
=====================================================================================================================
Look & Feel Finalization & GET Sign -off Approval*                                          9/11/00       9/15/00
=====================================================================================================================
Flash Presentation Kick-Off Meeting (PMM/GET Brainstorming Session)**                       8/28/00       8/28/00
=====================================================================================================================
Flash Presentation Development**                                                            8/28/00       9/23/00
=====================================================================================================================
Site Structure Programming                                                                  8/25/00       9/16/00
=====================================================================================================================
Database / Technical Programming                                                            9/6/00        9/30/00
=====================================================================================================================
Integration                                                                                 9/21/00       9/27/00
=====================================================================================================================
Testing & Upload                                                                            9/25/00       10/2/00
=====================================================================================================================
Delivery                                                                                    10/2/00
=====================================================================================================================

*Any delay in delivery of content and/or approval signatures will result in extension of the timeline and delivery date.
Our review process includes up to two minor revisions per approval. Increased revisions or change of mind may change the scope of work and cause additional fees and timeline extension. Phoenix Multimedia will advise GET of such fees prior to occurance.

** Phoenix Multimedia is being given artistic freedom in the design and placement of these Flash presentations, and will base the development of these presentations off of ideas generated in the PMM/GET Brainstorming Session.

Confidential --Phoenix Multimedia, Inc.
Created by: Angela Wessling
Email address: angela@phoenixmm.com
               --------------------

Debbie Ward
--------------------------------------------------------------------------------

From:     "Gary Gardner' <gary@phoenlxmm.com>
To:       <debbieward@gtutor.com>
CC:       "Mark R. Brown" <mbrown@phoenixmm.com>; "Angela Wessling"
          <angela@phoenixmm.com>; "Cole Smith" <cole@phoenixmm.com>;
          <bradvick@davidsonenterpr.com>
Sent:     Tuesday, August 29,200O 4:18 PM
Subject:  Global-e-tutor's Questions.

Ms. Ward:

Following is an attempt to answer the questions raised regarding the proposal sent to Global-e-tutor, Inc by Phoenix Multimedia, Inc., dated August 23, 2000.

  1) Regarding the use of code provision that is outlined on page 3 of the proposal, we just want some more clarification on what that means in terms of how we can and can't use the code according to the proposal.

  As Cole Smith indicated the Web site will belong to Global-e-tutor, Inc. The operating code (@Leap software) is proprietary to Phoenix Multimedia. Phoenix is licensing the use of the code to Global-e-tutor, Inc.
  2) Will the community elements including web based mail fall under Phase 1 at all, or is it to be built later?
  Phase one includes User registration to enter portal areas. Users will be asked to enter a username and email address. This information will then be stored in a database designed for Global eTutor. Once logged in to one portal area, users who visit an additional portal area will be automatically recognized so that they do not have to log in again. Phase one does not include any other community elements.

  3) Hosting cost according to the proposal is TBD. Is it possible to have some kind of idea at this point and/or a cap?
  This is a more difficult question as cost are tied to usage. A indicated by Cole Smith the initial cost would be $139.00 per month and would be adjusted based on monthly usage.

  4)  What kind of editing capabilities does GET or GET contractors have?
  -We could give you dial-up access for your web developers to make text changes, etc. to the web site. Your developers would maintain the text, etc. Phoenix would maintain the db. Alternatively, we could offer a monthly fee and hire some staff to maintain the site for Global-e.

  5) If no community elements are built into Phase 1, what kind of access will GET have to the database that holds the email, usernames, and passwords customers put in the first time they visit the site? (We want to communicate with them and ensure that the information they use remains the same for when they officially register and we begin to collect more quantities of data.) Global eTutor will be able to view their customer usernames and email addresses via a browser-based administrative interface, Global eTutor will be able to click on each email address to send email to the user (via the default mail client for the workstation used to access Global eTutors admin area). Global eTutor will be able to send email to all user at once as well (via the default mail client for the workstation used to access Global eTutors admin area).

  6) Is the e-learning center, the main place on the site that GET and PMM will co-brand in Phase 1?
  YES, the elearning center will be the main place. However, "Site developed by Phoenix Multimedia, Inc." will appear in fine print next to Global eTutor copyright information throughout the site.

  7) Will any banner ad place holders be built into Phase 1 such that once we have certain advertisers, even if they come after Phase 1 is built, we can still "plug them in" to the place holder?
  This is the first mention of this need. We can build a placeholder into the site template, however, Phase One does not include development of or placement of banners throughout the site.

I believe that it would be wise for our technical people to get together with you and yours at some point. I understand that it is important to only have one POC, but this would be more for helping our team stay up to date on the site as its being built, plus, I believe that as we are aggregating content, we have some great ideas that we can implement in the site that can really make it a great showcase for both PMM and GET. Our technical experts will be much more capable of presenting the content to you from a technical perspective than I will. One suggestion is that we could do pre-scheduled meetings when we have content we would like to aggregate in the site, especially if the content has specific technology related issues as to why we are interested in showcasing it. If you could just let me know your thoughts on this, I would appreciate it.


    . The Idea with a SPOC is to receive input after it is finalized, having gone through the company "decision-making" process.
    . We could offer to conduct consultation sessions to help them make up their mind, charge them for consultative sessions and project scoping, and let them know it will impact the timeline.
    . The aggressive development timeline for this project leaves no room for adding additional technical requirements, consultation meetings, or scoping outside the issued timeline and proposal.
    . If their technical personnel have identified items "from a technical perspective" that they would like to see in the site, great! We can discuss building them into Phase Two.
    . For Phase One, we are awaiting images and text content for each page. Technical functionality will be developed only as specifically outlined in the proposal.
    .  A brainstorming session is scheduled for Flash commercials.